Exhibit 10.1.1

ADDENDUM NO. 1 TO AMENDED AND RESTATED SERVICES AGREEMENT
This Addendum No. 1 is made and entered into as of the __ day of _______, 2019, and amends the Amended and Restated Services Agreement (the “Agreement”), dated as of ______ , 2019, by and among Watford Re Ltd., a Bermuda exempted company with limited liability (the “Company”), Watford Holdings Ltd., a Bermuda exempted company with limited liability (the “Parent”), Arch Underwriters Ltd., a Bermuda exempted company with limited liability (“AUL”) and, solely for the limited purposes set forth in Sections 2.08, 9.02(a)(iii), 12.07, and 12.13 of the Agreement, HPS Investment Partners, LLC, a Delaware limited liability company (the “Investment Manager”).
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and in the Agreement, the parties, intending to be bound in contract, hereby agree as follows:

1.
AUL agrees to provide to the Company and/or Parent (collectively, “Watford”), upon reasonable request where applicable, the following services to the Company in addition to those contemplated by the Agreement (the “Additional Services”):

a.
Discussion, resolution and revised booking of loss reserves (beyond services enumerated in paragraphs 1 (d), (e) and (f) of the Schedule of Services as respects initial estimation and booking of loss reserves);

b.	Manual booking of electronic bordereau and other information into the general ledger;

c.
Reconciliation and analysis of book entries in connection with reporting and disclosure requirements (whether in respect of the United States Securities and Exchange Commission, including any contemplated or actual initial public offering and any periodic reporting, or otherwise), including financial, accounting and actuarial work;

d.
Extraction, manipulation, reconciliation, modelling and analysis of data for regulatory compliance (including, without limitation, the Bermuda Monetary Authority and any additional Solvency II compliance) of Watford or any subsidiary or affiliate thereof (i.e., over and above provision of raw data contemplated in paragraph 5.03(b) of the Agreement);

e.	Placement of Outward Reinsurance;

f.	Preparation of information required by Rating Agencies and/or Regulatory Agencies that is not otherwise contemplated by the Agreement;

g.	Assistance with public company reporting and complying with financial controls requirements if the Company becomes publicly listed; and

h.	Additional ad hoc requests for administrative, financial, accounting and/or actuarial work not contemplated by the Agreement.

2.
As compensation for Additional Services rendered by AUL to Watford under this Addendum each calendar quarter, Watford shall pay AUL in the amount equal to the sum of Allocated Costs of each officer or employee of AUL involved in rendering such services during such period of time. “Allocated Costs” means A/B x C x D, where:

A = the officer’s or employee’s annual salary and target bonus;
B = the sum of the annual salaries and target bonuses for all officers and employees of AUL;
C = the percentage of such officer’s or employee’s time dedicated to the provision of Additional Services pursuant to this Addendum during such period of time; and
D = 110.0% of the operating expenses of AUL for such period of time.

3.
In addition to the Allocated Costs, Watford shall pay AUL an annual fee of $100,000, payable $25,000 per calendar quarter, for access to AUL’s Regis system. Such amount does not include any costs for customization of the software or reporting, which costs shall be billed as Allocated Costs pursuant to paragraph 2 above.

4.
The amounts due pursuant to paragraphs 2 and 3 above are to be paid by Watford quarterly in arrears within 30 days upon receipt of an invoice therefor from AUL. AUL shall be responsible for all overhead costs associated with furnishing the Additional Services, including, without limitation, salaries and benefits of its officers and employees, taxes, premises costs, information technology (other than as provided in paragraph 3 above), copying, communication services, travel and entertainment; provided, however, that AUL shall have no responsibility for costs for outside professionals, including, without limitation, lawyers, auditors and actuaries.

5.	This Addendum No. 1 shall be effective with respect to all Additional Services rendered by AUL to Watford commencing _________, 2018.

IN WITNESS WHEREOF, the parties have executed this Addendum No. 1 as of the date first written above.

WATFORD RE LTD.

By:	/s/ Jon Levy
Name:	Jon Levy
Title:	President & CEO

WATFORD HOLDINGS LTD.

By:	/s/ Jon Levy
Name:	Jon Levy
Title:	President & CEO

ARCH UNDERWRITERS LTD.

By:	/s/ William Soares
Name:	William Soares
Title:	Head of Specialty

Solely for the limited purposes set forth in Sections 2.08, 9.02(a)(iii), 12.07, and 12.13 of the Agreement:

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Purnima Puri
Name:	Purnima Puri
Title:	Managing Director